Exhibit 99.1

VLOV Announces Collection Details to be Presented at 2013 Spring/Summer Collection at the Mercedes-Benz Fashion Week in New York City

XIAMEN, China, August 30, 2012 /PRNewswire-Asia)/-- VLOV, Inc. (OTC Bulletin Board: VLOV) ("VLOV" or the "Company"), which designs, sources, markets and distributes VLOV-brand fashion forward men’s apparel in the People’s Republic of China, today announced additional information about the lines to be showcased during VLOV’s 2013 Spring/Summer showing at the Mercedes-Benz Fashion Week in New York City on Saturday September 8, 2012 at 6:00 p.m. in the Stage venue at Lincoln Center.

“VLOV’s showing during New York Fashion Week will be a departure from our previous collections,” Mr. Qingqing Wu, VLOV’s Chariman, CEO. and Chief Designer, stated. “The changing sunrise of the sky inspired color choices that I had previously never used significantly.”

VLOV's Spring/Summer 2013 collection to be shown at New York Fashion Week will feature the colors of gray, blue, black, and royal khaki mixed with Belize green, light orange and white. Traditionally, VLOV's collections have had the colors of black, blue, purple, khaki and white.

“I am very excited to present our Spring/Summer line for the second consecutive year,” Mr. Wu further commented. “As we are now looking outside of China to potentially distribute VLOV, the importance of presenting at the Mercedes-Benz Fashion Week has become increasingly important to our brand.”

Shareholders who are interested in attending the event should email their names, email addresses, telephone numbers and mailing address to fashionweek@vlov.net.

About VLOV, Inc.

VLOV, Inc., a leading lifestyle apparel designer based in China, designs, sources, markets and distributes VLOV brand fashion-forward apparel for men ages 20 to 45 throughout China.  As of June 30, 2012, VLOV products were sold by its distributors at 414 points of sale across northern, central and southern China, as well as at 18 stores in Fujian Province owned and operated by VLOV.

Safe Harbor Statement

This press release contains certain statements that may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are often identified by the use of forward-looking terminology such as "believes, expects, anticipate, optimistic, intend, will" or similar expressions.  The Company's actual results could differ materially from those anticipated in these forward- looking statements as a result of a variety of factors, including those discussed in VLOV's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov.  All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors.  Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

CONTACT:
VLOV, Inc.
Bennet Tchaikovsky, Chief Financial Officer
310-622-4515
bennet@vlov.net